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                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                _______________

                                    FORM 8-A

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR (g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                                _______________

                               CLECO CORPORATION
             (Exact name of registrant as specified in its charter)


                   LOUISIANA                    72-1445282
             (State of incorporation         (I.R.S. Employer
                 or organization)           Identification No.)


            2030 DONAHUE FERRY ROAD
              PINEVILLE, LOUISIANA               71360-5226
             (Address of principal               (Zip Code)
               executive offices)

Securities to be registered pursuant to Section 12(b) of the Act:

         Title of each registered class      Name of each exchange on which
             to be so registered             each class is to be registered

   COMMON STOCK, PAR VALUE $2.00 PER SHARE      NEW YORK STOCK EXCHANGE
                                                 PACIFIC STOCK EXCHANGE


     If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [X]

     If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General
Instruction A.(d), check the following box.  [   ]

     Securities Act registration statement file number, to which this form relates:

                                  333-71643-01

Securities to be registered pursuant to Section 12(g) of the Act:

                                      NONE

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EXPLANATORY NOTE

          On July 1, 1999, Cleco Corporation (the "Company") effected the formation of an energy services holding company. The holding company adopted the Cleco Corporation name. Under the terms of the share exchange, the Company became the owner of all of the outstanding common stock of the former Cleco Corporation, now called Cleco Utility Group Inc. (the "Utility Group"), and the holders of existing common stock and two series of preferred stock in Utility Group exchanged their stock for common stock and preferred stock in the Company. Shares of three series of preferred stock in Utility Group that did not approve the share exchange were redeemed.

          As a result of the share exchange, the Company became a successor issuer to Utility Group pursuant to Rule 414 under the Securities Act of 1933, as amended. The Company's common stock is deemed registered under the Securities Exchange Act of 1934, as amended, by operation of paragraph (a) of Rule 12g-3 thereunder.

ITEM 1.   DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

          A description of the Company's Common Stock, par value $2.00 per share, is contained in the Post-Effective Amendment No. 1 to Registration Statement on Form S-4 (Registration Statement No. 333-71643-01), filed with the Securities and Exchange Commission on June 30, 1999, under the captions "Proposal Number 1--The Holding Company Proposal--Dividends for Holding Company Shareholders," "--Holding Company Capital Stock" and "--Authorized Shares," which description is incorporated herein by reference.

ITEM 2.   EXHIBITS

          None.

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                                   SIGNATURE


          Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                        CLECO CORPORATION



Date:  March 21, 2000                   By: /s/ Michael P. Prudhomme
                                            ---------------------------------
                                            Michael P. Prudhomme
                                            Secretary-Treasurer